Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-3) of our report dated March 16, 2010, relating to the consolidated financial statements of Banner Corporation and Subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and in our same report, with respect to the effectiveness of internal control over financial reporting of Banner Corporation and Subsidiaries as of December 31, 2009, included in its Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ Moss Adams LLP

Portland, Oregon

June 17, 2010